Exhibit 1.2

EXECUTION VERSION

GOLDMAN, SACHS & CO. | 200 WEST STREET | NEW YORK, NEW YORK 10282-2198 | TEL: (212) 902-1000

Opening Transaction

To:	CyrusOne Inc.

A/C:	051818144

From:	Goldman, Sachs & Co.

Re:	Base Issuer Share Forward Sale Transaction

Ref. No:	SDB3292195047

Date:	August 10, 2016

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman, Sachs & Co. (“GS&Co.”) and CyrusOne Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation is a confirmation for purposes of Rule 10b-10 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.                                      This Confirmation is subject to, and incorporates, the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2006 ISDA Definitions (the “Swap Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. For purposes of the Equity Definitions, the Transaction will be deemed to be a Share Forward Transaction.

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”), as published by ISDA, as if GS&Co. and Counterparty had executed the ISDA Form on the date hereof (but without any Schedule except for (i) the election of New York law (without regard to New York’s choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty and GS&Co., with a “Threshold Amount” of USD 50 million for Counterparty and a “Threshold Amount” equal to 3% of shareholders’ equity of The Goldman Sachs Group, Inc. (“GS Parent”) as of the date hereof for GS&Co.; provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, (b) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within three Local Business Days of such party’s receipt of written notice of its failure to pay.”; (c) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business;and (iii) the elections set forth in Section 9 of this Confirmation. All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified herein. This Confirmation evidences a complete and binding agreement between GS&Co. and Counterparty as to the terms of the Transaction and replaces any previous agreement between the parties with respect to the subject matter hereof.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between GS&Co. or any of its Affiliates, including The Goldman Sachs Group, Inc. (collectively, “Goldman Sachs”) and Counterparty or any confirmation or other agreement between Goldman Sachs and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Goldman Sachs and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Goldman Sachs and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.                                      The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	August 10, 2016

Effective Date:	August 15, 2016 (the “Scheduled Effective Date”), or such later date on which the conditions set forth in Section 3 of this Confirmation shall have been satisfied.

Buyer:	GS&Co.

Seller:	Counterparty

Maturity Date:	August 1, 2017 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Shares:	The shares of common stock, no par value per Share, of Counterparty (Ticker: “CONE”)

Number of Shares:

Initially, (x) if no Initial Hedging Disruption (as defined below) occurs, 3,400,000 Shares (the “Full Number of Shares”) or (y) if an Initial Hedging Disruption occurs, the Reduced Number of Shares (as defined below), in each case, as reduced on each Relevant Settlement Date (as defined under “Settlement Terms” below) by the number of Settlement Shares to which the related Valuation Date relates.

Settlement Currency:	USD

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Forward Price:	On the Effective Date, USD 48.48 per Share, and on any day thereafter, the product of the Forward Price on the immediately preceding calendar day and

1 + the Daily Rate * (1/365);

provided that the Forward Price on each Forward Price Reduction Date shall be the Forward Price otherwise in effect on such date minus the Forward Price Reduction Amount per Share for such Forward Price Reduction Date.

Daily Rate:	For any day, the USD-Federal Funds Rate minus 0.60%.

USD-Federal Funds Rate:

The rate set forth in H.15(519) for such day under the caption “EFFECT’, as such rate is displayed on the Reuters Screen FEDFUNDS1 Page, or any successor page; provided that if no such rate appears for such day on such page, the rate for that day will be determined by the Calculation Agent.

Forward Price Reduction Dates:	Each date listed as such in Annex B.

Forward Price Reduction Amount per Share:	For each Forward Price Reduction Date, the Forward Price Reduction Amount per Share set forth opposite such date on Annex B.

Valuation:

Valuation Date:

For any Settlement (as defined below), if Physical Settlement is applicable, as designated in the relevant Settlement Notice (as defined below); or if Cash Settlement or Net Share Settlement is applicable, the last Unwind Date for such Settlement. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date.

Unwind Dates:

For any Cash Settlement or Net Share Settlement, each day on which GS&Co. (or its agent or affiliate) purchases Shares in the market in connection with such Settlement, starting on the First Unwind Date for such Settlement.

First Unwind Date:	For any Cash Settlement or Net Share Settlement, as designated in the relevant Settlement Notice.

Unwind Period:	For any Cash Settlement or Net Share Settlement, the period starting on the First Unwind Date for such Settlement and ending on the Valuation Date for such Settlement.

Settlement Terms:

Settlement:	Any Physical Settlement, Cash Settlement or Net Share Settlement of all or any portion of the Transaction.

Settlement Notice:

Subject to “Early Valuation” below, Counterparty may elect to effect a Settlement of all or any portion of the Transaction by designating one or more Scheduled Trading Days following the Effective Date and on or prior to the Maturity Date to be Valuation Dates (or, with respect to Cash Settlements or Net Share Settlements, First Unwind Dates, each of which First Unwind Dates shall occur no later than the 50th Scheduled Trading Day immediately preceding the Maturity Date) in a written notice to GS&Co. delivered no later than the applicable Settlement Method Election Date (in the case of a Net Share Settlement or Cash Settlement) or the 5th Scheduled Trading Day immediately preceding the relevant Valuation Date (in the case of a Physical Settlement), which notice shall also specify (i) the number of Shares (the “Settlement Shares”) for such Settlement (not to exceed the number of Undesignated Shares as of the date of such Settlement Notice) and (ii) the Settlement Method applicable to such Settlement; provided that (A) Counterparty may not designate a First Unwind Date for a Cash Settlement or a Net Share Settlement if, as of the date of such Settlement Notice, any Shares have been designated as Settlement Shares for a Cash Settlement or a Net Share Settlement for which the related Relevant Settlement Date has not occurred; and (B) if the Number of Shares as of the Maturity Date is not zero, then the Maturity Date shall be a Valuation Date for a Physical Settlement and the number of Settlement Shares for such Settlement shall be the Number of Shares as of the Maturity Date (provided that if the Maturity Date occurs during any Unwind Period, then the provisions set forth below opposite “Early Valuation” shall apply as if the Maturity Date were the Early Valuation Date).

Undesignated Shares:	As of any date, the Number of Shares minus the number of Shares designated as Settlement Shares for Settlements for which the related Relevant Settlement Date has not occurred.

Settlement Method Election:	Applicable; provided that:

(i) Net Share Settlement shall be deemed to be included as an additional settlement method under Section 7.1 of the Equity Definitions;

(ii) Counterparty may elect Cash Settlement or Net Share Settlement only if Counterparty represents and warrants to GS&Co. in the Settlement Notice containing such election that, as of the date of such Settlement Notice, (A) Counterparty is not aware of any material nonpublic information concerning itself or the Shares, (B) Counterparty is electing the settlement method and designating the First Unwind Date specified in such Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 under the Exchange Act (“Rule 10b-5”) or any other provision of the federal securities laws, (C) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), (D) Counterparty would be able to purchase a number of Shares equal to (x) the number of Settlement Shares designated in such Settlement Notice, in case of an election of Cash Settlement or (y) a number of Shares with a value as of the date of such Settlement Notice equal to the product of (I) such number of Settlement Shares and (II) the then-current Forward Price, in case of an election of Net Share Settlement, in compliance with the laws of Counterparty’s jurisdiction of organization, (E) it is not electing Cash Settlement or Net Share Settlement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) and (F) such election, and settlement in accordance therewith, does not and will not violate or conflict with any law, regulation or supervisory guidance applicable to Counterparty, or any order or judgment of any court or other agency of government applicable to it or any of its assets, and any governmental consents that are required to have been obtained by Counterparty with respect to such election or settlement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(iii) Notwithstanding any election to the contrary in any Settlement Notice, Physical Settlement shall be applicable:

(A)

to all of the Settlement Shares designated in such Settlement Notice if, on the date such Settlement Notice is received by GS&Co., (I) the trading price per Share on the Exchange (as determined by the Calculation Agent) is below USD 24.24 (the “Threshold Price”) or (II) GS&Co., as Hedging Party, determines, in its reasonable good faith judgment, that it would be unable to purchase a number of Shares in the market sufficient to unwind its commercially reasonable hedge position in respect of the portion of the Transaction represented by such Settlement Shares and satisfy its delivery obligation hereunder, if any, by the Maturity Date (x) in a manner that (A) would, if GS&Co. were Counterparty or an affiliated purchaser of Counterparty, be subject to the safe harbor provided by Rule 10b-18(b) under the Exchange Act and (B) based on advice of counsel, would not raise material risks under applicable securities laws or (y) due to the lack of sufficient liquidity in the Shares (each, a “Trading Condition”); or

(B)

to all or a portion of the Settlement Shares designated in such Settlement Notice if, on any day during the relevant Unwind Period, (I) the trading price per Share on the Exchange (as determined by the Calculation Agent in a commercially reasonable manner) is below the Threshold Price or (II) GS&Co., as Hedging Party, determines, in its good faith, reasonable judgment, that a Trading Condition has occurred, in which case the provisions set forth below in the third paragraph opposite “Early Valuation Date” shall apply as if such day were the Early Valuation Date and (x) for purposes of clause (i) of such paragraph, such day shall be the last Unwind Date of such Unwind Period and the “Unwound Shares” shall be calculated to, and including, such day and (y) for purposes of clause (ii) of such paragraph, the “Remaining Shares” shall be equal to the number of Settlement Shares designated in such Settlement Notice minus the Unwound Shares determined in accordance with clause (x) of this sentence.

Electing Party:	Counterparty

Settlement Method Election Date:

With respect to any Settlement, the 5th Scheduled Trading Day immediately preceding (x) the Valuation Date, in the case of Physical Settlement, or (y) the First Unwind Date, in the case of Cash Settlement or Net Share Settlement.

Default Settlement Method:	Physical Settlement

Physical Settlement:

Notwithstanding Section 9.2(a)(i) of the Equity Definitions, on the Settlement Date, GS&Co. shall pay to Counterparty an amount equal to the Forward Price on the relevant Valuation Date multiplied by the number of Settlement Shares for such Settlement, and Counterparty shall deliver to GS&Co. such Settlement Shares.

Settlement Date:	The Valuation Date.

Net Share Settlement:

If Net Share Settlement applies, on the Net Share Settlement Date, if the Net Share Settlement Amount is greater than zero, Counterparty shall deliver a number of Shares equal to the Net Share Settlement Amount (rounded down to the nearest integer) to GS&Co., and if the Net Share Settlement Amount is less than zero, GS&Co. shall deliver a number of Shares equal to the absolute value of the Net Share Settlement Amount (rounded down to the nearest integer) to Counterparty, in either case, in accordance with Section 9.4 of the Equity Definitions, with the Net Share Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4, and, in either case, plus cash in lieu of any fractional Shares included in the Net Share Settlement Amount but not delivered due to rounding required hereby, valued at the Settlement Price.

Net Share Settlement Date:	The date that follows the Valuation Date by one Settlement Cycle.

Net Share Settlement Amount:

For any Net Share Settlement, an amount equal to (i) the Forward Cash Settlement Amount divided by the Settlement Price plus (ii) a number of Shares, valued at the Settlement Price (determined as if, solely for purposes of this clause (ii), the reference to the phrase “on each Unwind Date during the Unwind Period relating to such Settlement” in the definition of “Settlement Price” were instead deemed to refer, in respect of any relevant Forward Price Reduction Date, to the phrase “during a commercially reasonable period of time corresponding to the relevant Forward Price Reduction Date”), equal to the aggregate Unwind Adjustment Amount(s), if any, for the relevant Unwind Period, as determined by the Calculation Agent.

Forward Cash Settlement Amount:

Notwithstanding Section 8.5(c) of the Equity Definitions, the Forward Cash Settlement Amount for any Cash Settlement or Net Share Settlement shall be equal to (i) the number of Settlement Shares for such Settlement multiplied by (ii) an amount equal to (A) the Settlement Price minus (B) the Relevant Forward Price.

Relevant Forward Price:

For any Cash Settlement or Net Share Settlement, as determined by the Calculation Agent, the weighted average Forward Price per Share on each Unwind Date during the Unwind Period relating to such Settlement (weighted based on the number of Shares purchased by GS&Co. or its agent or affiliate on each such Unwind Date in connection with such Settlement).

Settlement Price:

For any Cash Settlement or Net Share Settlement, as determined by the Calculation Agent, the weighted average price per Share of the purchases of Shares made by GS&Co. (or its agent or affiliate) on each Unwind Date during the Unwind Period relating to such Settlement (weighted based on the number of Shares purchased by GS&Co. or its agent or affiliate at each such price per Share in connection with unwinding its commercially reasonable hedge position in connection with such Settlement), plus USD 0.02 per Share.

Unwind Activities:	The times and prices at which GS&Co. (or its agent or affiliate) purchases any Shares during any Unwind Period in connection with unwinding its commercially reasonable hedge position shall be determined by GS&Co. in its sole discretion. Without limiting the generality of the foregoing, in the event that GS&Co. concludes, in good faith and in its reasonable discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures generally applicable in similar situations and applied in a non-discriminatory manner (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS&Co.) for it, as Hedging Party, to refrain from purchasing Shares on any Scheduled Trading Day (a “Regulatory Disruption”), that would have been an Unwind Date but for the occurrence of a Regulatory Disruption, GS&Co. may (but shall not be required to) notify Counterparty in writing that a Regulatory Disruption has occurred on such Scheduled Trading Day without specifying (and GS&Co. shall not otherwise communicate to Counterparty) the nature of such Regulatory Disruption, and, for the avoidance of doubt, such Scheduled Trading Day shall not be an Unwind Date and such Regulatory Disruption shall be deemed to be a Market Disruption Event.

Relevant Settlement Date:	For any Settlement, the Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date, as the case may be.

Unwind Adjustment Amount:

For any Net Share Settlement, for any Forward Price Reduction Date that occurs during the period from, and including, the date one Settlement Cycle immediately following the relevant First Unwind Date to, and including, the date one Settlement Cycle immediately following the relevant Valuation Date, an amount determined by the Calculation Agent equal to the product of (i) the Forward Price Reduction Amount per Share for such Forward Price Reduction Date multiplied by (ii)(A) if the Net Share Settlement Amount calculated as of the date immediately prior to the relevant Forward Price Reduction Date is a positive number, such Net Share Settlement Amount or (B) otherwise, zero.

Settlement Currency:	USD

Other Applicable Provisions:

To the extent GS&Co. or Counterparty is obligated to deliver Shares hereunder, the provisions of Sections 9.2 (last sentence only), 9.8, 9.9, 9.10 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that, in such case, with respect to any delivery of Shares by GS&Co. the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares. In addition, to the extent Counterparty is obligated to deliver Shares hereunder, the provisions of Section 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Consequences of Late Delivery:

Without limiting the generality of this Confirmation, the Agreement and the Equity Definitions, if for any reason Counterparty fails to deliver any Shares on the date on which such delivery is required hereunder and a Forward Price Reduction Date occurs on or after such required delivery date and on or before the date such Shares are delivered, Counterparty acknowledges and agrees that, in addition to any other amounts for which Counterparty may be liable hereunder or under law (but without duplication), Counterparty shall be liable to GS&Co. for an amount equal to the product of: (i) the number of Shares so due but not yet delivered on or prior to such Forward Price Reduction Date; and (ii) the Forward Price Reduction Amount for such Forward Price Reduction Date.

Share Adjustments:

Potential Adjustment Events:	An Extraordinary Dividend shall not constitute a Potential Adjustment Event.

Extraordinary Dividend:

Any dividend or distribution on the Shares with an ex-dividend date occurring on any day following the Trade Date (other than (i) any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or (ii) a regular, quarterly cash dividend (x) in an amount per Share equal to or less than the Forward Price Reduction Amount corresponding to such quarter and (y) the ex-dividend date for which is no earlier than the Forward Price Reduction Date corresponding to such quarter).

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Extraordinary Events:

The consequences that would otherwise apply under Article 12 of the Equity Definitions to any applicable Extraordinary Event (excluding any Failure to Deliver, Increased Cost of Hedging, Increased Cost of Stock Borrow or any Extraordinary Event that also constitutes a Bankruptcy Termination Event, but including, for the avoidance of doubt, any other applicable Additional Disruption Event) shall not apply.

Tender Offer:	Applicable, provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing the reference therein to “10%” with a reference to “20%”.

Delisting:

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and provided, further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable if GS&Co. is required to deliver Shares hereunder; otherwise, Not Applicable.

Hedging Disruption:

Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting at the end of such Section: “provided, however, that any such inability that occurs solely due to the deterioration of the creditworthiness of the Hedging Party relative to comparable financial institutions shall not be a Hedging Disruption.”

Increased Cost of Hedging:

Applicable; provided that (x) Section 12.9(a)(vi) of the Equity Definitions is hereby amended by inserting the following language at the end of such Section: “provided, however, that any such increased tax, duty, expense or fee that occurs solely due to the deterioration of the creditworthiness of the Hedging Party relative to comparable financial institutions shall not be an Increased Cost of Hedging” and (y) Section 12.9(b)(vi) of the Equity Definitions shall be amended by (i) deleting clause (C) of the second sentence thereof and (ii) deleting the third and fourth sentences thereof.

Increased Cost of Stock Borrow:

Applicable; provided that Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) deleting clause (C) of the second sentence thereof and (ii) deleting the third, fourth and fifth sentences thereof. For the avoidance of doubt, upon the announcement of any event that, if consummated, would result in a Merger Event or Tender Offer, the term “rate to borrow Shares” as used in Section 12.9(a)(viii) of the Equity Definitions shall include, without duplication, any cost borne or amount payable by the Hedging Party in respect of maintaining or reestablishing its commercially reasonable hedge position, including, but not limited to, any assessment or other amount payable by the Hedging Party to a lender of Shares in respect of any merger or tender offer premium, as applicable.

Initial Stock Loan Rate:	25 basis points per annum

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points per annum

Hedging Party:	For all applicable Additional Disruption Events, GS&Co.

Determining Party:	For all applicable Extraordinary Events, GS&Co.

Early Valuation:

Early Valuation:

Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, at any time (x) concurrently with or following the occurrence of a Hedging Event, the declaration by Issuer of an Extraordinary Dividend, or an ISDA Event or (y) if an Excess Section 13 Ownership Position or an Excess Regulatory Ownership Position exists, in either case, GS&Co. (or, in the case of an ISDA Event that is an Event of Default or Termination Event, the party entitled to designate an Early Termination Date in respect of such event pursuant to Section 6 of the Agreement) shall have the right to designate any Scheduled Trading Day to be the “Early Valuation Date”, in which case the provisions set forth in this “Early Valuation” section shall apply, in the case of an Event of Default or Termination Event, in lieu of Section 6 of the Agreement. For the avoidance of doubt, any amount calculated in connection with an “Early Valuation” (in respect of which Counterparty satisfies its payment and/or delivery obligations under this “Early Valuation” section) as a result of an Extraordinary Dividend shall not be adjusted by the value associated with such Extraordinary Dividend.

As of the Trade Date, GS&Co. represents and warrants to and agrees with Counterparty that, assuming the accuracy of Counterparty’s representations and warranties made hereunder and under the Underwriting Agreement and compliance by Counterparty with its obligations hereunder and under the Underwriting Agreement, (i) based upon advice of counsel, GS&Co. (A) does not have actual knowledge of the existence on the Trade Date of an Excess Section 13 Ownership Position or an Excess Regulatory Ownership Position and (B) based on good faith inquiry does not have actual knowledge on the Trade Date of any event or circumstance that is expected to cause the occurrence of an Excess Section 13 Ownership Position or an Excess Regulatory Ownership Position on any day during the term of the Transaction; and (ii) assuming no event or circumstance by or within the control of Counterparty or its affiliates occurs in connection with which the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by GS Group and/or the “ownership”  (howsoever defined under any Applicable Restriction) of Shares by GS Group would increase, GS&Co. will not knowingly cause the occurrence of an Excess Section 13 Ownership Position or an Excess Regulatory Ownership Position on any day during the term of the Transaction with the specific intent of causing the occurrence of an Early Valuation Date.

If the Early Valuation Date occurs on a date that is not during an Unwind Period, then the Early Valuation Date shall be a Valuation Date for a Physical Settlement, and the number of Settlement Shares for such Physical Settlement shall be the Number of Shares on such Early Valuation Date; provided that GS&Co. may in its sole discretion elect to permit Counterparty to elect Cash Settlement or Net Share

Settlement, in which case GS&Co., as Hedging Party, will determine, in good faith and in a commercially reasonable manner, the Scheduled Trading Day that will be the First Unwind Date for such Cash Settlement or Net Share Settlement.

If the Early Valuation Date occurs during an Unwind Period, then (i) (A) the last Unwind Date of such Unwind Period shall be deemed to occur on the Early Valuation Date, (B) a Settlement shall occur in respect of such Unwind Period, to which the Settlement Method elected by Counterparty in respect of such Settlement shall apply (subject to the provisions under “Settlement Terms” above in respect of the applicable Settlement Method), and (C) the number of Settlement Shares for such Settlement shall be the number of Unwound Shares for such Unwind Period on the Early Valuation Date, and (ii) (A) the Early Valuation Date shall be a Valuation Date for an additional Physical Settlement (provided that GS&Co. may in its good faith discretion elect that the Settlement Method elected by Counterparty for the Settlement described in clause (i) of this sentence shall apply, in which case GS&Co., in good faith and in a commercially reasonable manner, will determine the Scheduled Trading Day that will be the First Unwind Date for such Cash Settlement or Net Share Settlement) and (B) the number of Settlement Shares for such additional Settlement shall be the number of Remaining Shares on the Early Valuation Date.

Notwithstanding the foregoing, in the case of a Nationalization or Merger Event, if at the time of the related Settlement Date or Net Share Settlement Date, as applicable, the Shares have changed into cash or any other property or the right to receive cash or any other property, the Calculation Agent may adjust the terms of the Transaction as appropriate to account for such change to the nature of the Shares.

ISDA Event:

(i) Any Event of Default or Termination Event, other than an Event of Default or Termination Event that also constitutes a Bankruptcy Termination Event, that gives rise to the right of either party to designate an Early Termination Date pursuant to Section 6 of the Agreement or (ii) the announcement of any event or transaction that, if consummated, would result in a Merger Event, Tender Offer, Nationalization, Delisting or Change in Law, in each case, as determined by the Calculation Agent.

Amendment to Merger Event:

Section 12.1(b) of the Equity Definitions is hereby amended by deleting the remainder of such Section beginning with the words “in each case if the Merger Date is on or before” in the fourth to last line thereof.

Hedging Event:

(i) A Loss of Stock Borrow or Hedging Disruption, (ii) (A) an Increased Cost of Stock Borrow or (B) an Increased Cost of Hedging, in the case of sub-clause (A) or (B), in connection with which Counterparty does not elect, and so notify the Hedging Party of its election, in each case, within the required time period to either amend the Transaction pursuant to Section 12.9(b)(v)(A) or Section 12.9(b)(vi)(A) of the Equity Definitions, as applicable, or pay an amount determined by the Calculation Agent that corresponds to the relevant Price Adjustment pursuant to Section 12.9(b)(v)(B) or Section 12.9(b)(vi)(B) of the Equity Definitions, as applicable or (iii) the occurrence of a Market Disruption Event during an Unwind Period and the continuance of such Market Disruption Event for at least eight Scheduled Trading Days.

Remaining Shares:	On any day, the Number of Shares as of such day (or, if such day occurs during an Unwind Period, the Number of Shares as of such day minus the Unwound Shares for such Unwind Period on such day).

Unwound Shares:

For any Unwind Period on any day, the aggregate number of Shares with respect to which GS&Co. has unwound its commercially reasonable hedge position in respect of the Transaction in connection with the related Settlement as of such day, as determined by GS&Co., as Hedging Party, acting in good faith and a commercially reasonable manner.

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Transfer:

(a)                                 Notwithstanding anything to the contrary in the Agreement (but it being understood that this clause (a) will not limit Section 7(a) of the Agreement), GS&Co. may, without the consent of Counterparty, assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS&Co. under the Transaction, in whole or in part, to an affiliate of GS&Co. that is wholly-owned, directly or indirectly, by GS Parent and the obligations of which under the Transaction are guaranteed by GS&Co. or GS Parent, provided that (i) no Event of Default, Potential Event of Default or Termination Event with respect to which GS&Co. is the Defaulting Party or an Affected Party, as the case may be, exists or would result therefrom, (ii) no Extraordinary Event, Early Valuation , Market Disruption Event, ISDA Event, Excess Section 13 Ownership Position or Excess Regulatory Ownership Position or other event or circumstance giving rise to a right or responsibility to terminate or cancel the Transaction or to make an adjustment to the terms of the Transaction would result therefrom, (iii) at the time of such assignment or transfer, Counterparty would not, as a result of such assignment or transfer, reasonably be expected at any time either (A) to be required to pay (including a payment in kind) to GS&Co. or such transferee an amount in respect of an Indemnifiable Tax greater than the amount Counterparty would have been required to pay to GS&Co. in the absence of such transfer or (B) to receive a payment (including a payment in kind) after such assignment or transfer that is less than the amount Counterparty would have received if the payment were made immediately prior to such assignment or transfer, (iv) prior to any such assignment or transfer, GS&Co. shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that the transfer complies with the requirements of this subparagraph, (v) Counterparty would not, at the time and as a result of such transfer or assignment, reasonably be expected to become subject to any registration, qualification, reporting or other requirement under applicable law or regulation to which it would not otherwise have been subject absent such transfer or assignment, (vi) GS&Co. shall be responsible for and shall promptly reimburse on demand of Counterparty reasonable fees and actual, documented out-of-pocket expenses incurred by Counterparty in connection with any proposed assignment or transfer of the Transaction at the request of GS&Co., including reasonable fees and actual, documented out-of-pocket expenses of outside counsel to Counterparty in connection with any proposed assignment or transfer, and such transferee or assignee shall be responsible for and shall promptly reimburse on demand of Counterparty fees and actual, documented out-of-pocket expenses incurred by Counterparty arising after such transfer or assignment solely as a result thereof, and (vii) such transfer would not at the time as a result of such transfer or assignment, reasonably be expected to (A) result in breach of any representation, warranty or undertaking of Counterparty in the Agreement or this Confirmation (unless such transferee or assignee waives the relevant representation, warranty or undertaking, as applicable), or (B) require Counterparty to take any additional action or incur any additional obligation, cost or expense to ensure the continued fulfillment of Counterparty’s representations, warranties and covenants, in each case as to such assignee or transferee (other than any such obligation, cost or expense that is reimbursed by GS&Co. or such transferee or assignee, whether pursuant to clause (vi) above or otherwise). GS&Co. agrees to give reasonable prior notice to Counterparty of any transfer or assignment without Counterparty’s consent pursuant to this paragraph; notwithstanding any such notice, no assignment or transfer by GS&Co. pursuant to this subparagraph shall take effect unless and until all conditions to such transfer or assignment are satisfied.

(b)           Except to the extent permitted under Section 7 of the Agreement, Counterparty may not transfer or assign any of its rights or obligations under the Transaction, this Confirmation or the Agreement without the prior written consent of GS&Co.

Calculation Agent:

GS&Co. Notwithstanding anything to the contrary in the Agreement, the Equity Definitions, the 2006 Definitions or this Confirmation, (i) whenever GS&Co., acting as any of the Calculation Agent, Determining Party or Hedging Party, is required to act or to exercise judgment or discretion in any way with respect to the Transaction hereunder (including, without limitation, by making calculations, adjustments or determinations with respect to the Transaction), it will do so in good faith and in a commercially reasonable manner and (ii) to the extent GS&Co., acting in any capacity, makes any judgment, calculation, adjustment or determination, or exercises its discretion to take into account the effect of an event on the Transaction, it shall do so based on the assumption that the Hedging Party maintains a commercially reasonable Hedge Position at the time of such event and shall, for the avoidance of doubt, take into account such Hedge Position. GS&Co. shall, within five (5) Exchange Business Days of a written request by Counterparty, provide a written explanation of any judgment, calculation, adjustment or determination made by GS&Co., as to the Transaction, in its capacity as Calculation Agent, Determining Party or Hedging Party, including, where applicable, a description of the methodology and the basis for such judgment, calculation, adjustment or determination in reasonable detail, it being agreed and understood that GS&Co. shall not be obligated to disclose any confidential or proprietary models or other information that GS&Co. believes to be confidential, proprietary or subject to contractual, legal or regulatory obligations not to disclose such information, in each case, used by it for such judgment, calculation, adjustment or determination.

Counterparty Payment Instructions:	To be provided by Counterparty

GS&Co. Payment Instructions:	Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C #930-1-011483
ABA: 021-000021

Counterparty’s Contact Details for Purpose of Giving Notice:	To be provided by Counterparty

GS&Co.’s Contact Details for Purpose of Giving Notice:	Goldman, Sachs & Co.
200 West Street
New York, NY 10282-2198
Attention: Bennett Schachter, Equity Capital Markets
Telephone: 212-902-2568
Facsimile: 917-977-3153
Email: bennett.schachter@gs.com

With a copy to:

Attention: Daniel Josephs
Telephone: 212-902-8193
Facsimile: 917-977-3943
Email: daniel.josephs@gs.com

And email notification to the following address: Eq-derivs-notifications@am.ibd.gs.com

3.                                      Effectiveness.

The effectiveness of this Confirmation and the Transaction shall be subject to the following conditions:

(a) the representations and warranties of Counterparty contained in the Underwriting Agreement dated as of August 10, 2016 among Counterparty and GS&Co., as representative of the Underwriters party thereto (the “Underwriting Agreement”), that are qualified by materiality shall be true and correct as of the Effective Date and those not so qualified shall be true and correct in all material respects as of the Effective Date (or, in each case, if made earlier than such date under the Underwriting Agreement, as of such earlier date);

(b) any certificate delivered pursuant to the Underwriting Agreement by Counterparty shall be true and correct on the Effective Date as if made as of the Effective Date (or, if made earlier than such date under the Underwriting Agreement, as of such earlier date);

(c) all of the conditions set forth in Section 5 of the Underwriting Agreement shall have been satisfied;

(d) the Closing Date (as defined in the Underwriting Agreement) shall have occurred as provided in the Underwriting Agreement and Counterparty shall have satisfied with respect to GS&Co. and the “Forward Seller” (as defined in the Underwriting Agreement) the conditions set forth under Section 6 of the Underwriting Agreement;

(e) all of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on the Effective Date as if made as of the Effective Date; and

(f) Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to the Effective Date, including without limitation its obligations under Section 6 hereof;

Notwithstanding the foregoing or any other provision of this Confirmation, if (x) on or prior to 9:00 a.m, New York City time, on the date the Closing Date (as defined in the Underwriting Agreement) is scheduled to occur, GS&Co. determines it is unable, in connection with establishing its commercially reasonable hedge position, to borrow and deliver for sale the Full Number of Shares or (y) GS&Co. determines it would incur a stock loan cost of more than 25 basis points per annum with respect to all or any portion of the Full Number of Shares (in each case, an “Initial Hedging Disruption”), the effectiveness of this Confirmation and the Transaction shall be limited to the number of Shares GS&Co. determines it is able to borrow at a cost of not more than 25 basis points per annum (such number of Shares, the “Reduced Number of Shares”), which, for the avoidance of doubt, may be zero.

4.                                      Additional Mutual Representations and Warranties. In addition to the representations and warranties in the Agreement, each party represents and warrants to the other party that it is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933 (as amended) (the “Securities Act”), and is entering into the Transaction hereunder as principal and not on behalf of any third party.

5.                                      Additional Representations and Warranties of Counterparty. In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to GS&Co., and agrees with GS&Co., as of the Trade Date and as of the Effective Date, that:

(a) without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that GS&Co. is not making any representations or warranties with respect to the treatment of the Transaction, including without limitation ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, FASB Statements 128, 133, as amended, 149 or 150, EITF 00-19, 01-6, 03-6 or 07-5, ASC Topic 480, Distinguishing Liabilities from Equity, ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project;

(b) Prior to the Trade Date, Counterparty shall deliver to GS&Co. a resolution of Counterparty’s board of directors authorizing the Transaction. Based on such resolutions, Section 7.2.7(c) of Counterparty’s Articles of Amendment and Restatement applies to GS&Co. (and its affiliates acting in connection with the Transaction) (i) in respect of Shares delivered to GS&Co. (or such respective affiliates) from time to time in connection with the settlement of the Transaction (which deliveries are necessary to facilitate the offering of Shares contemplated pursuant to the Underwriting Agreement, within the meaning of such Section 7.2.7(c)) and (ii) otherwise to the extent necessary to facilitate the Transaction or any other forward sale transaction pursuant to the Underwriting Agreement;

(c) it shall not take any action to reduce or decrease the number of authorized and unissued Shares below the sum of (i) the Number of Shares plus (ii) the total number of Shares issuable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party;

(d) it will not repurchase any Shares if, immediately following such repurchase, the Number of Shares, when aggregated with the “Number of Shares” under, and as defined in, any Additional Forward Sales Agreement (as defined in the Underwriting Agreement) between GS&Co. and Counterparty, would be equal to or greater than 6.5% of the number of then-outstanding Shares and it will notify GS&Co. immediately upon the announcement or consummation of any repurchase of Shares in an amount that, taken together with the amount of all repurchases since the date of the last such notice (or, if no such notice has been given, since the Trade Date), exceeds 0.5% of the number of then-outstanding Shares;

(e) it is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(f) (i) neither it nor any of its officers or directors is aware of any material non-public information regarding itself or the Shares; (ii) it is entering into this Confirmation and will provide any Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 or any other provision of the federal securities laws; (iii) it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction; and (iv) it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1 under the Exchange Act (“Rule 10b51”);

(g) it is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h) no state or local (including, to the best of Counterparty’s knowledge, non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable specifically to the Shares (and not generally to ownership of equity securities by a financial institution that is not generally applicable to holders of the Shares) would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of GS&Co. or its affiliates owning or holding (however defined) Shares as a commercially reasonable Hedge Position in connection with the Transaction in accordance with the terms of this Confirmation and the Agreement;

(i) as of the Trade Date and as of the date of any payment or delivery by Counterparty or GS&Co. hereunder, it is not and will not be “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code);

(j) it is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(k) it: (i) is an “institutional account” as defined in FINRA Rule 4512(c); and (ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating any recommendations of GS&Co. or its associated persons;

(l) it understands, agrees and acknowledges that no obligations of GS&Co. to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of GS&Co. (subject to Section 8(b) below) or any governmental agency; and

(m) IT UNDERSTANDS THAT THE TRANSACTION IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

(n) In connection with this Confirmation, the Underwriting Agreement, the Transaction and the other transactions contemplated hereunder and thereunder (the “Relevant Transactions”), Counterparty acknowledges that none of GS&Co. and/or its affiliates is advising Counterparty or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (for the avoidance of doubt, notwithstanding any advisory relationship that GS&Co. and/or its affiliates may have, or may have had in the past, with Counterparty and/or its affiliates). Counterparty shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Relevant Transactions, and none of GS&Co. and/or its affiliates shall have any responsibility or liability to Counterparty with respect thereto. Any review by the GS&Co. and/or its affiliates of Counterparty, the Relevant Transactions or other matters relating to the Relevant Transactions will be performed solely for the benefit of GS&Co. and/or its affiliates, as the case may be, and shall not be on behalf of Counterparty. Counterparty waives to the full extent permitted by applicable law any claims it may have against GS&Co. and/or its affiliates arising from an alleged breach of fiduciary duty in connection with the Relevant Transactions.

6.                                      Additional Covenants of Counterparty.

(a) Counterparty acknowledges and agrees that any Shares delivered by Counterparty to GS&Co. on any Settlement Date or Net Share Settlement Date will be (i) newly issued, (ii) approved for listing or quotation on the Exchange, subject to official notice of issuance, and (iii) registered under the Exchange Act, and, when delivered by GS&Co. (or an affiliate of GS&Co.) to securities lenders from whom GS&Co. (or an affiliate of GS&Co.) borrowed Shares in connection with hedging its exposure to the Transaction, will be freely saleable without further registration or other restrictions under the Securities Act in the hands of those securities lenders, irrespective of whether any such stock loan is effected by GS&Co. or an affiliate of GS&Co. Accordingly, Counterparty agrees that any Shares so delivered will not bear a restrictive legend and will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System. In addition (and without limitation of the representations and warranties of Counterparty made pursuant to Section 9.11 of the Equity Definitions), Counterparty represents and agrees that any such Shares have been duly authorized and shall be, upon delivery, validly issued, fully paid and non-assessable.

(b) Counterparty agrees that Counterparty shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Without limiting the generality of the provisions set forth opposite the caption “Unwind Activities” in Section 2 of this Confirmation, Counterparty acknowledges and agrees that it will not seek to, control or influence GS&Co.’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under or in connection with the Transaction, including, without limitation, GS&Co.’s decision to enter into any hedging transactions.

(c) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director, of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(d) Counterparty shall promptly provide notice to GS&Co. (in which notice Counterparty will be deemed to make the representation and warranty set forth in Section 5(f)(i) as of the date of such notice) promptly after (i) the occurrence of any Event of Default, or a Termination Event in respect of which Counterparty is a Defaulting Party or an Affected Party, as the case may be, and (ii) the making of any public announcement by Counterparty or its controlled affiliates of any event that, if consummated, would constitute an Extraordinary Event or Potential Adjustment Event.

(e) Neither Counterparty nor any of its “affiliated purchasers” (as defined by Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall take any action that would cause any purchases of Shares by GS&Co. or any of its Affiliates in connection with any Cash Settlement or Net Share Settlement not to meet the requirements of the safe harbor provided by Rule 10b-18 if such purchases were made by Counterparty. Without limiting the generality of the foregoing, during any Unwind Period, except with the prior written consent of GS&Co., Counterparty will not, and will cause its affiliated purchasers (as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for the Shares.

(f) Counterparty will not take, or permit to be taken, any action to cause any “restricted period” (as such term is defined in Regulation M promulgated under the Exchange Act (“Regulation M”)) to occur in respect of Shares or any security with respect to which the Shares are a “reference security” (as such term is defined in Regulation M) during any Unwind Period.

(g) Counterparty shall: (i) prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction, notify GS&Co. of such public announcement; (ii) promptly notify GS&Co. following any such announcement that such announcement has been made; (iii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide GS&Co. with written notice specifying (A) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date for the Merger Transaction that were not effected through GS&Co. or its affiliates and (B) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding such announcement date. Such written notice shall be deemed to be a certification by Counterparty to GS&Co. that such information is true and correct. In addition, Counterparty shall promptly notify GS&Co. of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that under the terms of this Confirmation, any such notice may result in a Regulatory Disruption, a Trading Condition or an Early Valuation or may affect the length of any ongoing Unwind Period; accordingly, Counterparty acknowledges that its delivery of such notice shall comply with the standards set forth in Section 6(c) above. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization with respect to the Counterparty and/or the Shares as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(h) Counterparty represents and warrants to, and agrees with, GS&Co. that Counterparty has not and will not, without the prior written consent of GS&Co., enter into any structured share purchase or sale transaction (including the purchase or sale of any option or combination of options relating to the Shares), or any other transaction similar to the Transaction described herein, where any valuation period (however defined) in such other transaction will overlap at any time (including as a result of acceleration, postponement or extension in such valuation period as provided in the relevant agreement) with any Unwind Period under this Confirmation. In the event that the valuation period in any such other transaction overlaps with any Unwind Period under this Confirmation as a result of any acceleration, postponement or extension of such Unwind Period, Counterparty shall promptly amend such transaction to avoid any such overlap.

(i) Counterparty agrees to provide GS&Co. at least 10 Scheduled Trading Days’ written notice prior to any amendment, supplement, waiver or other modification to the Charter, bylaws or any other constitutive document of Counterparty that would reduce the ownership threshold set forth in Section 7.2.1 of the Charter to a percentage lower than 9.8% or that would, based on the advice of counsel to Counterparty, give rise to any other Applicable Restriction (as defined below) applicable to GS&Co. (including with respect to its commercially reasonable Hedge Positions) with respect to the Transaction (a “Charter Notice”). Upon receipt of a Charter Notice, GS&Co. may designate an Additional Termination Event with respect to any portion of the Transaction as the sole Affected Transaction with Counterparty as the sole Affected Party, that GS&Co. (or its affiliate), reasonably determines, based on advice of counsel, is necessary to reduce the Charter Percentage to (i) the lowest ownership level contemplated by Section 7.2.1 of the Charter (or, if lower, the ownership level contemplated in any such other Applicable Restriction) minus (ii) 0.5%. The “Charter Percentage” shall be a fraction, the numerator of which is (i) the relevant Number of Shares (as aggregated with the “Number of Shares” under, and as defined in, the Confirmation, if any, dated as of the date within 30 calendar days of the Trade Date, between GS&Co. and Counterparty in respect of that certain Additional Issuer Share Forward Transaction) plus (ii) any other Shares that GS&Co., its affiliates and each other person subject to aggregation of Shares with GS&Co. under the Charter (or such other Applicable Restriction) reasonably determines, based on advice of counsel, may be “Beneficially Owned” (howsoever defined) under the Charter (or such other Applicable Restriction), and the denominator of which is the number of Shares outstanding.

7.                                      Termination on Bankruptcy. The parties hereto agree that, notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the Transaction constitutes a contract to issue a security of Counterparty as contemplated by Section 365(c)(2) of the Bankruptcy Code and that the Transaction and the obligations and rights of Counterparty and GS&Co. (except for any liability as a result of breach of any of the representations or warranties provided by Counterparty in Section 4 or Section 5 above) shall immediately terminate, without the necessity of any notice, payment (whether directly, by netting or otherwise) or other action by Counterparty or GS&Co., if, on or prior to the final Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date, an Insolvency Filing occurs or any other proceeding commences with respect to Counterparty under the Bankruptcy Code (a “Bankruptcy Termination Event”).

8.                                      Additional Provisions. (a) GS&Co. acknowledges and agrees that Counterparty’s obligations under the Transaction are not secured by any collateral and that this Confirmation is not intended to convey to GS&Co. rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit GS&Co.’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation or the Agreement; provided further that nothing herein shall limit or shall be deemed to limit GS&Co.’s rights in respect of any transaction other than the Transaction.

(b) The payment obligations of GS&Co. to Counterparty hereunder shall be unconditionally guaranteed in favor of Counterparty by GS Parent under the guarantee filed as Exhibit 10.45 to GS Parent’ Form 10-K filed with the Securities Exchange Commission on February 7, 2006. The parties acknowledge and agree that such guarantee shall not be a Credit Support Document hereunder and that GS Parent shall not be a Credit Support Provider hereunder.

(c) The parties hereto intend for:

(i)                                     the Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555 and 561 of the Bankruptcy Code;

(ii)                                  the rights given to GS&Co. pursuant to “Early Valuation” in Section 2 above to constitute “contractual rights” to cause the liquidation of a “securities contract” and to set off mutual debts and claims in connection with a “securities contract”, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code;

(iii)                               any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction to constitute “margin payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code;

(iv)                              all payments for, under or in connection with the Transaction, all payments for Shares and the transfer of Shares to constitute “settlement payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code; and

(v)                                 any or all obligations that either party has with respect to this Confirmation or the Agreement to constitute property held by or due from such party to margin, guaranty or settle obligations of the other party with respect to the transactions under the Agreement (including the Transaction) or any other agreement between such parties.

(d) Notwithstanding any other provision of the Agreement or this Confirmation, in no event will Counterparty be required to deliver in the aggregate in respect of all Settlement Dates, Net Share Settlement Dates or other dates on which Shares are delivered in respect of any amount owed under this Agreement a number of Shares greater than 6,800,000 Shares (as adjusted for stock splits and similar events) (the “Capped Number”). The Capped Number shall be subject to adjustment only on account of (x) Potential Adjustment Events of the type specified in (1) Sections 11.2(e)(i) through (vi) of the Equity Definitions or (2) Section 11.2(e)(vii) of the Equity Definitions so long as, in the case of this sub-clause (2), such event is within Counterparty’s control, (y) Merger Events requiring corporate action of Counterparty (or any surviving entity of the Issuer hereunder in connection with any such Merger Event) and (z) Announcement Events that are not outside Counterparty’s control. Counterparty represents and warrants to GS&Co. (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(c) (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver Shares, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (C) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”). Counterparty shall promptly notify GS&Co. of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and, as promptly as reasonably practicable, shall deliver such Shares thereafter. Counterparty shall not, until Counterparty’s Share delivery obligations under the Transaction have been satisfied in full, use any Shares that become available for potential delivery to GS&Co. as a result of any Share Issuance Event for the settlement or satisfaction of any transaction or obligation other than the Transaction or reserve any such Shares for future issuance for any purpose other than to satisfy Counterparty’s obligations to GS&Co. under the Transaction.

(e) The parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted on behalf of Goldman, Sachs &Co. to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003.

(f) The parties intend for this Transaction (taking into account purchases of Shares in connection with any Cash Settlement or Net Share Settlement) to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the Exchange Act and for this Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).

(g) Notwithstanding any provisions of the Agreement, all communications relating to the Transaction or the Agreement shall be transmitted exclusively through GS&Co. at 200 West Street, New York, New York 102822198, Telephone No. (212) 902-1981, Facsimile No. (212) 428-1980/1983.

9.                                      [INTENTIONALLY OMITTED]

10.                               Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall GS&Co. be entitled to receive, or be deemed to receive, Shares to the extent that, upon such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by GS&Co., any of its affiliates’ business units subject to aggregation with GS&Co. for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with GS&Co. with respect to “beneficial ownership” of any Shares (collectively, “GS Group”) would be equal to or greater than 9.0% of the outstanding Shares (an “Excess Section 13 Ownership Position”), (ii) violation would occur in respect of any restriction on ownership and/or transfers set forth in Section 7.2.1 of the Charter or (iii) GS&Co., GS Group or any person whose ownership position would be aggregated with that of GS&Co. or GS Group (GS&Co., GS Group or any such person, a “GS Person”) under Sections 3-601 to 3-605 and 3-701 to 3-710 of the Maryland General Corporation Law or any state or federal bank holding company or banking laws, or any federal, state or local laws, regulations or regulatory orders or organizational documents or contracts of Counterparty, in each case, applicable to ownership of Shares (“Applicable Restrictions”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the lesser of (A) the maximum number of Share that would be permitted under Applicable Restrictions and (B) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a GS Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (such condition described in clause (iii), an “Excess Regulatory Ownership Position”). If any delivery owed to GS&Co. hereunder is not made, in whole or in part, as a result of this provision, (i) Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, GS&Co. gives notice to Counterparty that such delivery would not result in (x) GS Group directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares and (y) the occurrence of an Excess Regulatory Ownership Position and (ii) if such delivery relates to a Physical Settlement, notwithstanding anything to the contrary herein, GS&Co. shall not be obligated to satisfy the portion of its payment obligation corresponding to any Shares required to be so delivered until the date Counterparty makes such delivery.

11.                               Non-Confidentiality. The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by GS&Co. and its affiliates to Counterparty relating to such tax treatment and tax structure and (ii) GS&Co. does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.

12.                               Use of Shares. GS&Co. acknowledges and agrees that, except in the case of a Private Placement Settlement, GS&Co. (or its agents or affiliates, as applicable) shall use any Shares delivered by Counterparty to GS&Co. on any Settlement Date to return to securities lenders to close out borrowings created by GS&Co. (or its agents or affiliates, as applicable) in connection with its hedging activities related to exposure under this Transaction or in a manner that GS&Co. otherwise believes in good faith and based on the advice of counsel to be in compliance with applicable securities law.

13.                               Restricted Shares. If Counterparty is unable to comply with the covenant of Counterparty contained in Section 6(a) above or GS&Co. otherwise determines in its reasonable opinion, based on advice of counsel, that any Shares to be delivered to GS&Co. by Counterparty may not be freely returned by GS&Co. to securities lenders as described in Section 6(a) above, then delivery of any such Settlement Shares (the “Unregistered Settlement Shares”) shall be effected pursuant to Annex A hereto, unless waived by GS&Co.

14.                               Set-Off. Notwithstanding Section 6(f) of the Agreement, GS&Co. agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from GS&Co. to Counterparty with respect to contracts or instruments that are not Equity Contracts. “Equity Contract” means any transaction or instrument that does not convey to GS&Co. rights, or the ability to assert claims, that are senior to the rights and claims of common stockholders in the event of Counterparty’s bankruptcy.

15.                               Staggered Settlement. Notwithstanding anything to the contrary herein, GS&Co. may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

16.                               Special Dividends. If an ex-dividend date for a Special Dividend occurs on or after the Trade Date and on or prior to the Maturity Date (or, if later, the last date on which Shares are delivered by Counterparty to GS&Co. in settlement of the Transaction), Counterparty shall pay to GS&Co. on the earlier of (i) the date on which such Special Dividend is paid by the Issuer to holders of record of the Shares and (ii) the Maturity Date an amount, as determined by the Calculation Agent, in cash equal to the product of (a) the per Share amount of such Special Dividend, and (b) the Remaining Amount on such ex-dividend date. “Special

Dividend” means any cash dividend or distribution declared by the Issuer with respect to the Shares that is specified by the board of directors of the Issuer as an “extraordinary” dividend. “Remaining Amount” means, at any time, the sum of (i) the number of Remaining Shares as of such time and (ii) if the Net Share Settlement Amount as of such time is (A) a positive number and (B) has not been delivered by Counterparty to GS&Co. pursuant to “Net Share Settlement” above, such Net Share Settlement Amount.

17.                               Arbitration.

(a) All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d) The arbitrators do not have to explain the reason(s) for their award.

(e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

(h) Counterparty agrees that any and all controversies that may arise between Counterparty and GS&Co. arising out of or relating to the Agreement or any Transaction hereunder shall be determined by arbitration conducted before the FINRA Dispute Resolution (“FINRA-DR”), or, if the FINRA-DR declines to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

(i) No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

(j) Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.

18.                               Counterparts. This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

19.                               Taxes.

(i)                                          For the purpose of Section 3(f) of the Agreement, GS&Co. makes the following representations: (1) it is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations (the “Treasury Regulations”)) for U.S. federal income tax purposes and (2) it is an exempt recipient under Treasury Regulations Section 1.6049-4(c)(1)(ii).

(ii)                                       For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representations: (1) it is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the Treasury Regulations) for U.S. federal income tax purposes and (2) it is a corporation for U.S. federal income tax purposes, it is organized under the laws of the State of Maryland, and it is an exempt recipient under Treasury Regulations Section 1.6049-4(c)(1)(ii)(J).

(iii)                                    For the purpose of Sections 4(a)(i) and (ii) of the Agreement, GS&Co. agrees to deliver to Counterparty one (1) duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) upon execution of this Confirmation and shall provide a new form promptly upon (i) reasonable request of Counterparty or (ii) learning that any form previously provided has become obsolete or incorrect. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to GS&Co. one (1) duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) upon execution of this Confirmation and shall provide a new form promptly upon (i) reasonable request of GS&Co. or (ii) learning that any form previously provided has become obsolete or incorrect.

(i)                                          “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

Counterparty hereby agrees, promptly upon receipt, (a) to check this Confirmation carefully so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and promptly returning an executed copy to counsel to GS&Co. or at its election, Equity Derivatives Documentation Department, Facsimile No. 212-4281980/83.

Yours faithfully,

GOLDMAN, SACHS & CO.

		By:	/s/ Daniela A. Rouse
Name: Daniela A. Rouse
Title: Vice President

Agreed and accepted by:

CyrusOne Inc.

By:	/s/ Gregory R. Andrews
Name: Gregory R. Andrews
Title: Chief Financial Officer

[Forward Sales Agreement]

ANNEX A

PRIVATE PLACEMENT PROCEDURES

If Counterparty delivers Unregistered Settlement Shares pursuant to Section 12 above (a “Private Placement Settlement”), then:

(a) all Unregistered Settlement Shares shall be delivered to GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b) as of or prior to the date of delivery, GS&Co. and any potential purchaser of any such shares from GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) identified by GS&Co. shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of issuers comparable to Counterparty (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(c) as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with GS&Co.. (or any affiliate of GS&Co. designated by GS&Co.) in connection with the private placement of such shares by Counterparty to GS&Co. (or any such affiliate) and the private resale of such shares by GS&Co. (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to GS&Co., which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, GS&Co. and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all reasonable fees and expenses in connection with such resale, including all reasonable fees and expenses of counsel for GS&Co., and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d) in connection with the private placement of such shares by Counterparty to GS&Co. (or any such affiliate) and the private resale of such shares by GS&Co. (or any such affiliate), Counterparty shall, if so requested by GS&Co., prepare, in cooperation with GS&Co., a private placement memorandum in form and substance reasonably satisfactory to GS&Co..

In connection with the foregoing, GS&Co. acknowledges and agrees that a Private Placement Agreement and private placement memorandum substantially similar to the Underwriting Agreement and prospectus used in connection with the public offering of Shares pursuant thereto (with such modifications thereto as are reasonably satisfactory to GS&Co. taking into account the exempt resale of the Unregistered Settlement Shares, then-current facts and circumstances and such other factors as GS&Co. determines appropriate in good faith and its reasonable discretion, including with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures generally applicable in similar situations and applied in a non-discriminatory manner (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS&Co.)), respectively, shall satisfy the documentation requirements set forth in clauses (c) and (d) above.

In the case of a Private Placement Settlement, GS&Co. shall, in its good faith discretion, adjust the amount of Unregistered Settlement Shares to be delivered to GS&Co. hereunder in a commercially reasonable manner to reflect the fact that such Unregistered Settlement Shares may not be freely returned to securities lenders by GS&Co. and may only be saleable by GS&Co. at a discount to reflect the lack of liquidity in Unregistered Settlement Shares.

If Counterparty delivers any Unregistered Settlement Shares in respect of the Transaction, Counterparty agrees that (i) such Shares may be transferred by and among GS&Co. and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by GS&Co. (or such affiliate of GS&Co.) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by GS&Co. or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by GS&Co. (or such affiliate of GS&Co.).

ANNEX B

FORWARD PRICE REDUCTION AMOUNTS

Forward Price Reduction Date:	Forward Price Reduction Amount:

September 27, 2016	USD	0.38

December 27, 2016	USD	0.38

March 21, 2017	USD	0.38

June 20, 2017	USD	0.38